Exhibit 5.1

[Insert Williams Mullen Letterhead]

July 9, 2008

Board of Directors

Monarch Financial Holdings, Inc.

1101 Executive Boulevard

Chesapeake, Virginia 23320

Ladies and Gentlemen:

We have acted as counsel to Monarch Financial Holdings, Inc., a Virginia corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of up to 774,110 shares of common stock, $5.00 par value per share, of the Company (the “Shares”) previously issued by the Company in a private placement transaction pursuant to Rule 506 of Regulation D under the Securities Act (the “Private Placement”) and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”). The Shares are being registered in accordance with the requirements of a registration rights agreement entered into by the Company with each of the shareholders who received Shares in connection with the Private Placement. In rendering the opinion set forth below, we do not express any opinion concerning any law other than the laws of the Commonwealth of Virginia and the federal law of the United States.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied on the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Based on our examination mentioned above, we are of the opinion that the Shares have been duly authorized and, as of the date hereof, the Shares are validly issued and outstanding, fully paid and non-assessable.

July 9, 2008

In rendering the opinion set forth above, we have not passed on and do not purport to pass on the application of securities or “blue-sky” laws of any jurisdiction (except federal securities laws).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ WILLIAMS, MULLEN, CLARK & DOBBINS, P.C.